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Exhibit 99.4

TITAN TECHNOLOGIES AND INFORMATION SYSTEMS CORPORATION

1998 STOCK OPTION PLAN

Adopted February 19, 1998
Approved By Sole Shareholder February 19, 1998

1.
PURPOSES.

        (a)  The purpose of the Plan is to provide a means by which selected Employees, Directors and Consultants of the Company and any Affiliate may be given an opportunity to benefit from increases in value of the Common Stock of the Company ("Common Stock") through the granting of (i) Incentive Stock Options and (ii) Nonstatutory Stock Options.

        (b)  The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants of the Company, to secure and retain the services of new Employees, Directors and Consultants of the Company and any Affiliate and to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate.

        (c)  The Company intends that the Options issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either Incentive Stock Options and Nonstatutory Stock Options. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.
DEFINITIONS.

        (a)  "Affiliate" means any parent or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

        (b)  "Board" means the Board of Directors of the Company.

        (c)  "Code" means the Internal Revenue Code of 1986, as amended.

        (d)  "Committee" means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

        (e)  "Company" means Titan Technologies and Information Systems Corporation, a Delaware corporation.

        (f)    "Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee or who are not compensated for their services as Directors.

        (g)  "Continuous Service" means that the Optionee's service with the Company or its Affiliate is not interrupted or terminated. The Optionee's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Company or its Affiliate as an Employee, Consultant or Director, provided that there is no interruption or termination of the Optionee's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant or a Director of an Affiliate of the Company will not constitute an interruption of Continuous Service as an Employee. The Board or the Chief Executive Officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted or terminated in the case of: (i) any leave of absence approved by the Board or the Chief Executive Officer of the Company, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, its Affiliates or their successors.

        (h)  "Covered Employee" means the Chief Executive Officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

        (i)    "Director" means a member of the Board of Directors of the Company or an Affiliate.

        (j)    "Disability" means the permanent and total disability of the Optionee within the meaning of Section 22(e)(3) of the Code.

        (k)  "Employee" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director's fee shall be sufficient to constitute "employment" by the Company or an Affiliate.

        (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (m)  "Fair Market Value" means, as of any date, the value of the Common Stock of the Company determined as follows (and in each case prior to the Listing Date, in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations):

            (i)  If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

          (ii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

        (n)  "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        (o)  "Listing Date" means the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on any securities exchange, or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of Section 25100(o) of the California Corporate Securities Law of 1968.

        (p)  "Non-Employee Director" means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (q)  "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

        (r)  "Officer" means (i) prior to the Listing Date, any person designated by the Company as an officer and (ii) from and after the Listing Date, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (s)  "Option" means a stock option granted pursuant to the Plan.

        (t)    "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        (u)  "Optionee" means a person to whom an Option is granted pursuant to the Plan.

        (v)  "Outside Director" means a Director of the Company who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (w)  "Plan" means this Titan Technologies and Information Systems Corporation 1998 Stock Option Plan.

        (x)  "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        (y)  "Securities Act" means the Securities Act of 1933, as amended.

3.
ADMINISTRATION.

        (a)  The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

        (b)  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)  To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; whether an Option will be an Incentive Stock Option or a Nonstatutory Stock Option; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Option; and the number of shares with respect to which an Option shall be granted to each such person.

          (ii)  To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (iii)  To amend the Plan or an Option as provided in Section 12.

          (iv)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

        (c)  The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. In the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Code Section 162(m), or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4.
SHARES SUBJECT TO THE PLAN.

        (a)  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Options shall not exceed in the aggregate two million (2,000,000) shares of Common Stock. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Option shall revert to and again become available for issuance under the Plan.

        (b)  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

        (c)  Prior to the Listing Date, the total number of shares issuable upon exercise of all outstanding Options and the total number of shares provided for under any stock bonus or similar plan of the Company shall at no time exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations, based on the shares of the Company which are outstanding at the time the calculation is made.

5.
ELIGIBlLITY.

        (a)  Incentive Stock Options may be granted only to Employees of the Company and its Affiliates. Nonstatutory Options may be granted to Employees, Directors and Consultants of the Company and its Affiliates.

        (b)  Prior to the Listing Date, no person shall be eligible for the grant of an Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant. After the Listing Date this provision shall apply only to Incentive Stock Options.

        (c)  Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted Options covering more than five hundred thousand (500,000) shares of the Common Stock in any calendar year. This subsection 5(c) shall not apply prior to the Listing Date and, following the Listing Date, shall not apply until (i) the earliest of: (A) the first material modification of the Plan (including any increase to the number of shares reserved for issuance under the Plan in accordance with Section 4); (B) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (C) the expiration of the Plan; or (D) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security under Section 12 of the Exchange Act; or (ii) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

6.
OPTION PROVISIONS.

        Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

        (a)  Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

        (b)  Price. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted, and the exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Not withstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

        (c)  Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board, at the time of the grant of the Option, (A) by delivery to the Company of other Common Stock, (B) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

        In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

        (d)  Transferability. Prior to the Listing Date, an Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. A Nonstatutory Stock Option (but not an Incentive Stock Option) that is granted after the Listing Date may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16 of the Exchange Act and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

        (e)  Vesting. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. Prior to the Listing Date and to the extent required by applicable law, the vesting provisions of individual Options may vary, but Options granted to persons other officers, directors and consultants (within the meaning of Section 260.140.41 of Title 10 of the California Code of Regulations) in each case will provide for vesting of at least twenty percent (20%) per year of the total number of shares subject to the Option although vesting may be subject to reasonable conditions such as continued employment. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

        (f)    Termination of Continuous Service. In the event an Optionee's Continuous Service terminates (other than upon the Optionee's death or disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Optionee's Continuous Service (or such longer or shorter period specified in the Option Agreement, which shall not be less than thirty (30) days unless such termination is for cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

        An Optionee's Option Agreement may also provide that, if the exercise of the Option following the termination of the Optionee's Continuous Service (other than upon the Optionee's death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as described in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionee's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements (if such provisions would result in an extension of the time during which the Option may be exercised beyond the period described in the first paragraph of this subsection 6(f)).

        (g)  Disability of Optionee. In the event an Optionee's Continuous Service terminates as a result of the Optionee's disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which, prior to the Listing Date, in no event shall be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

        (h)  Death of Optionee. In the event of the death of an Optionee during, or within a period specified in the Option after the termination of, the Optionee's Continuous Service, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option at the date of death or such longer period specified in the Option) by the Optionee's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee's death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement, which, prior to the Listing Date, in no event shall be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

        (i)    Early Exercise. The Option may, but need not, include a provision whereby the Optionee may elect at any time before the Optionee's Continuous Service terminates to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate. If the repurchase option described in this subsection 6(i) shall give the Company the right to repurchase the shares upon termination of service at less than the fair market value of the shares to be repurchased on the date of termination of service, the right to repurchase shall lapse at the rate of at least twenty percent (20%) of the shares per year over five (5) years from the date the Option is granted (without respect to the date the Option was exercised or became exercisable). The right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within (A) ninety (90) days of termination of Continuous Service or (B) such longer period as may be agreed to by the Company and the Optionee (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code (regarding "qualified small business stock")), and the repurchase right must terminate when the Company's securities become publicly traded within the meaning of Section 260.140.41 of Title 10 of the California Code of Regulations. Options held by an officer, director or consultant of the Company or an Affiliate within the meaning of Section 260.140.41 of Title 10 of the California Code of Regulations may be subject to additional or greater restrictions.

        (j)    Right of Repurchase. The Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to repurchase all or any part of the vested shares exercised pursuant to the Option. If the repurchase option described in this subsection 6(j) shall give the Company the right to repurchase the shares upon termination of service at less than the fair market value of the shares to be repurchased on the date of termination of service, the right to repurchase shall lapse at the rate of at least twenty percent (20%) of the shares per year over five (5) years from the date the Option is granted (without respect to the date the Option was exercised or became exercisable). The right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares within (A) ninety (90) days of termination of Continuous Service or (B) such longer period as may be agreed to by the Company and the Optionee (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code (regarding "qualified small business stock"), and the repurchase right must terminate when the Company's securities become publicly traded within the meaning of Section 260.140.41 of Title 10 of the California Code of Regulations. Options held by an officer, director or consultant of the Company or an Affiliate within the meaning of Section 260.140.41 of Title 10 of the California Code of Regulations may be subject to additional or greater restrictions.

        (k)  Right of First Refusal. The Option may, but need not, include a provision whereby the Company may elect, prior to the Listing Date, to exercise a right of first refusal following receipt of notice from the Optionee of the intent to transfer all or any part of the shares exercised pursuant to the Option. Except as expressly provided in this subsection 6(k), such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company. The light of first refusal provision described in this subsection 6(k) shall be subject to the following limitations: Such right of first refusal shall be exercised by the Company no more than thirty (30) days following receipt of notice of the Optionee's intent to transfer shares and shall be exercised as to all the shares the Optionee intends to transfer unless the Optionee consents to exercise for less than all the shares offered. The purchase of the shares following exercise shall be completed within thirty (30) days of the Company's receipt of notice of the Optionee's intent to transfer shares, or such longer period of time as has been offered by the person to whom the Optionee intends to transfer the shares, or as may be agreed to by the Company and the Optionee (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code (regarding "qualified small business stock").

        (l)    Re-Load Options. Without in any way limiting the authority of the Board to make or not to make grants of Options hereunder, the Board shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionee to a further Option (a "Re-Load Option") in the event the Optionee exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Any such Re-Load Option (i) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such Option; (ii) shall have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (iii) shall have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option which is an Incentive Stock Option and which is granted to a 10% shareholder (as described in subsection 5(b)), shall have an exercise price which is equal to one hundred ten percent (110%) of the Fair Market Value of the stock subject to the Re-Load Option on the date of exercise of the original Option and shall have a term which is no longer than five (5) years.

        Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollars ($100,000) annual limitation on exercisabi1ity of Incentive Stock Options described in subsection 10(e) of the Plan and in Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares under subsection 4(a) and shall be subject to such other terms and conditions as the Board may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

7.
CANCELLATION AND RE-GRANT OF OPTIONS.

        (a)  The Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options under the Plan and/or (ii) with the consent of any adversely affected holders of Options, the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of stock. The exercise price per share shall be not less than that specified under the Plan for newly granted Options. Notwithstanding the foregoing, the Board may grant an Option with an exercise price lower than that set forth above if such Option is granted as part of a transaction to which Section 424(a) of the Code applies.

        (b)  Shares subject to an Option canceled under this Section 7 shall continue to be counted against the maximum award of Options permitted to be granted pursuant to subsection 5(c) of the Plan. The repricing of an Option under this Section 7, resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to subsection 5(c) of the Plan. The provisions of this subsection 7(b) shall be applicable only to the extent required by Section 162(m) of the Code.

8.
COVENANTS OF THE COMPANY.

        (a)  During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

        (b)  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

9.
USE OF PROCEEDS FROM STOCK.

        Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

10.
MISCELLANEOUS.

        (a)  Prior to the Listing Date and subject to any applicable provisions of the California Corporate Securities Law of 1968 and related regulations relied upon as a condition of issuing securities pursuant to the Plan, the Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

        (b)  Neither an Employee, Director or a Consultant nor any person to whom an Option is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

        (c)  Prior to the Listing Date and to the extent required by applicable law, throughout the term of any Option, the Company shall deliver to the holder of such Option, not later than one hundred twenty (120) days after the close of each of the Company's fiscal years during the term of such Option, a balance sheet and an income statement. This subsection 10(c) shall not apply (i) after the Listing Date, or (ii) when issuance is limited to key employees whose duties in connection with the Company assure them access to equivalent information.

        (d)  Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Options any right to continue in the employ of the Company or any Affiliate or to continue serving as a Consultant or a Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant's agreement with the Company or Affiliate or service as a Director pursuant to the Company's Bylaws and, prior to the Listing Date and to the extent required by applicable law, the provisions of the corporate law of the state in which the Company is incorporated.

        (e)  To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

        (f)    The Company may require any person to whom an Option is granted, or any person to whom an Option is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Option, (1) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person's own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

        (g)  To the extent provided by the terms of an Option Agreement, the person to whom an Option is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means (in addition to the Company's right to withhold from any compensation paid to such person by the Company) or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Option; or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company.

11.
ADJUSTMENTS UPON CHANGES IN STOCK.

        (a)  If any change is made in the stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate Structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsection 4(a) and the maximum number of shares subject to award to any person during any calendar year pursuant to subsection 5(c), and the outstanding Options will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Options. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

        (b)  "Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to another corporation or person" the Plan shall terminate, and all options theretofore granted hereunder shall terminate, unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options with options covering the stock of a successor employer corporation, or a.parent or a subsidiary thereof, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portion of their options, including the portions thereof which would, but for this section entitled "Adjustments Upon Changes in Stock," not yet be exercisable."

12.
AMENDMENT OF THE PLAN AND OPTIONS.

        (a)  The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

        (b)  The Board may in its sole discretion submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        (c)  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        (d)  Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

        (e)  The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

13.
TERMINATION OR SUSPENSION OF THE PLAN.

        (a)  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b)  Rights and obligations under any Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Option was granted.

14.
EFFECTIVE DATE OF PLAN.

        The Plan shall become effective on the date adopted by the Board, but no Options granted under the Plan shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

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TITAN TECHNOLOGIES AND INFORMATION SYSTEMS CORPORATION 1998 STOCK OPTION PLAN Adopted February 19, 1998 Approved By Sole Shareholder February 19, 1998